SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Goodrich Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Notice of

2004
Annual Meeting
of Shareholders
and
Proxy Statement

Four Coliseum Centre

2730 West Tyvola Road
Charlotte, North Carolina 28217

NOTICE TO SHAREHOLDERS

      THE ANNUAL MEETING OF SHAREHOLDERS of Goodrich Corporation, a New York corporation, will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on April 27, 2004, at 10:00 a.m. E.S.T. to:

1. Elect eleven Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year 2004.

3. Transact such other business as may properly come before the meeting.

      Information with respect to these matters is contained in the Proxy Statement attached to this Notice.

      The Board of Directors has fixed March 8, 2004 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

      A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of Common Stock. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

      It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please execute and return your proxy promptly.

By Order of the Board of Directors

ALEXANDER C. SCHOCH
Secretary

Dated March 12, 2004

i

GENERAL INFORMATION

      The accompanying proxy is solicited on behalf of the Board of Directors of Goodrich Corporation. Our 2004 Annual Meeting of Shareholders will be held at our corporate headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina at 10:00 a.m. E.S.T. on April 27, 2004.

      All shareholders of record of our Common Stock at the close of business on March 8, 2004 are entitled to notice of and to vote at the Annual Meeting. There were 118,472,726 shares outstanding and entitled to vote on such date, and each share is entitled to one vote. There are no cumulative voting rights.

      Most shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. E.S.T. on April 26, 2004.

      When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as our Board of Directors recommends. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

      Proxies for shares of Common Stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the following plans: Goodrich Corporation Employees’ Savings Plan; Goodrich Corporation Employees’ Savings Plan for Wage Employees; Goodrich Corporation Savings Plan for Rohr Employees; Noveon, Inc. Retirement Savings Plan; Noveon, Inc. Retirement Savings Plan for Wage Employees; and Michelin 401(k) Savings Plan. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy that will represent all shares. If the account information is different, then the participants will receive separate proxies. We have been advised that voting instructions from plan participants must be received by not later than 5:00 p.m. E.S.T. on April 22, 2004 in order to be included in the final voting instruction tabulation provided to the plan trustees.

      We will pay the expense of soliciting these proxies. In addition to using the mails and the Internet, our officers, Directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $9,500 for its services, plus the firm’s expenses and disbursements.

      The approximate date on which we will begin mailing this proxy statement and the accompanying proxy to shareholders is March 12, 2004. Our 2003 Annual Report, including financial statements, is being mailed with this proxy statement to each shareholder of record. An additional copy will be furnished to any shareholder upon request.

      This proxy statement and our 2003 Annual Report are available on our Internet site at www.goodrich.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you are a shareholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address to access those documents. If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

      Unless the context otherwise requires, the terms “we”, “our”, “us”, “Goodrich” and “the Company” as used herein refer to Goodrich Corporation.

VOTE REQUIRED FOR APPROVAL

      The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

      The eleven nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Withheld votes and broker “non-votes” are not counted for purposes of the election of Directors.

      Ratification of the appointment of independent auditors will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting. Abstentions and broker “non-votes” are not counted for these purposes.

PROPOSALS TO SHAREHOLDERS

1. ELECTION OF DIRECTORS

      One of the purposes of the Annual Meeting is the election of eleven Directors to hold office until the next annual meeting of shareholders in 2005 and until their respective successors are elected and qualified. The eleven nominees for election as a Director are named on the following pages. All of them are now Directors whose terms expire in April 2004.

      Richard de J. Osborne, who is currently serving as a Director, will be retiring from our Board of Directors as of the date of the Annual Meeting pursuant to the retirement provisions of our Guidelines on Governance. The Board has not named a nominee to succeed Mr. Osborne.

      All nominees have indicated that they are willing to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.

      In accordance with our By-Laws, our Board of Directors has approved a reduction in the number of Directors from twelve to eleven, effective upon the election of Directors at the Annual Meeting.

      The Board recommends that you vote FOR the election of these nominees for Director.

NOMINEES FOR ELECTION

DIANE C. CREEL, age 55 — Director since December 22, 1997.
Chairman, Chief Executive Officer and President, Ecovation, Inc., a wastewater management systems company. Ms. Creel has a B.A. and M.A. from the University of South Carolina. Ms. Creel joined Ecovation, Inc. as Chairman, Chief Executive Officer and President in May 2003. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech from January 1993 to May 2003, Chief Operating Officer from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scot, Houston, Texas from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners, Columbia, South Carolina from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Allegheny Technologies, Teledyne Technologies and the corporations and trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

GEORGE A. DAVIDSON, JR., age 65 — Director since April 15, 1991.
Retired Chairman, Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. Effective January 2000, Dominion Resources and Consolidated Natural Gas Company merged. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer and served in that capacity until becoming Chairman of Dominion Resources, Inc. in January 2000. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Financial Services Group, Inc. Mr. Davidson is a director of the Pittsburgh Foundation, Past Chairman of the Board of The Pittsburgh Cultural Trust, Chairman Emeritus of the Pittsburgh Civic Light Opera Board and Past Chairman of the American Gas Association. Mr. Davidson is a trustee of the University of Pittsburgh, chairs the Board of Visitors of the Katz Graduate School of Business and is Vice Chair of the Board of Visitors of the School of Engineering.

HARRIS E. DELOACH, JR., age 59 — Director since April 17, 2001.
President and Chief Executive Officer, Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach holds a bachelor of arts degree in business administration and a juris doctor degree from the University of South Carolina. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. He joined Sonoco in 1985. Mr. DeLoach is a director of Sonoco Products Company. He also serves as Chairman of the Byerly Foundation, as Vice Chairman of the University of South Carolina Business Partnership Foundation, as a member of the University of South Carolina Law School Partnership Board, as President of the Board of Directors of the South Carolina Governor’s School for Science and Mathematics Foundation and on the Presbyterian College Board of Trustees.

JAMES J. GLASSER, age 69 — Director since April 15, 1985.
Chairman Emeritus, GATX Corporation, a transportation, storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from Harvard Law School. He joined GATX Corporation in 1961 and served in various executive capacities becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman Emeritus in April 1996. He is a director of Harris Bankcorp, Inc., Harris Trust and Savings Bank and Mutual Trust Life Insurance Co. Mr. Glasser is also Chairman of the Board of Lake Forest Hospital, a director of The Chicago Music and Dance Theatre, Chicago Horticultural Society, Northwestern Memorial Corporation and Voices for Illinois Children, a trustee of the Chicago Zoological Society and the University of Chicago and Chairman of the Executive Committee of the Chicago Community Trust.

JAMES W. GRIFFITH, age 50 — Director since July 15, 2002.
President and Chief Executive Officer, The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith earned his B.S. in industrial engineering and his M.B.A. from Stanford University. He joined The Timken Company in 1984. From 1984 to 1999 he held a wide range of positions in several areas of the company, including international operations and strategic management. He was elected President and Chief Operating Officer in 1999 and President and Chief Executive Officer in July 2002. Mr. Griffith is a director of The Timken Company, is on the Executive Committee and Board of Trustees of Manufacturers Alliance/ MAPI and United Way of Central Stark County and is a member of the Board of Trustees of Mount Union College.

WILLIAM R. HOLLAND, age 65 — Director since July 12, 1999.
Retired Chairman, United Dominion Industries, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. Mr. Holland has bachelor of art and juris doctor degrees from the University of Denver. He joined United Dominion in 1973 as Vice President and General Counsel. He held various executive positions, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is Chairman and a director of EnPro Industries, Inc., Chairman and a director of J. A. Jones, Inc. and a director of Lance Inc. He is a corporate member of the Jupiter, Florida Medical Center and serves on the Advisory Board of the Walker School of Business, Appalachian State University, Boone, North Carolina.

MARSHALL O. LARSEN, age 55 — Director since April 16, 2002.
Chairman, President and Chief Executive Officer, Goodrich Corporation. Mr. Larsen received a B.S. in Engineering from the U.S. Military Academy and an M.S. in industrial management from the Krannert Graduate School of Management at Purdue University. He joined Goodrich in 1977 as an Operations Analyst. In 1981, he became Director of Planning and Analysis and subsequently Director of Product Marketing. In 1986, he became Assistant to the President and later served as General Manager of several divisions of Goodrich’s aerospace business. He was elected a Vice President of Goodrich and named a Group Vice President of Goodrich Aerospace in 1994 and was elected an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995. He was elected President and Chief Operating Officer of Goodrich in February 2002, Chief Executive Officer in April 2003 and Chairman in October 2003. Mr. Larsen is a member of the Board of Governors of the Aerospace Industries Association and the General Aviation Manufacturers Association. He is active in numerous community activities.

DOUGLAS E. OLESEN, age 65 — Director since October 1, 1996.
Retired President and Chief Executive Officer, Battelle Memorial Institute, a worldwide technology organization, working for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in civil engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. In 1987 he was elected President and Chief Executive Officer and in October 2001 he retired. He is a director of Zivena, Inc.

ALFRED M. RANKIN, JR., age 62 — Director since April 18, 1988.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a bachelor of arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc., NMHG Holding Co. and The Vanguard Group. He is a trustee of Cleveland Tomorrow, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

JAMES R. WILSON, age 63 — Director since December 22, 1997.
Retired Chairman of the Board, President and Chief Executive Officer, Cordant Technologies Inc., a leading producer of solid propellant rocket motors, high performance fasteners used in commercial aircraft and industrial applications and components for aircraft and industrial gas turbine engines. Mr. Wilson holds a B.A. degree from the College of Wooster and an M.B.A. degree from Harvard University. Mr. Wilson assumed the position of Chairman of Cordant in October 1995 and the position of President and Chief Executive Officer in October 1993, and retired in June 2000. Mr. Wilson joined Cordant in July 1989 as Vice President and Chief Financial Officer and was named Executive Vice President in October 1992. Prior to joining Cordant in 1989, Mr. Wilson served as Chief Financial Officer for Circuit City Stores from 1987 to 1988, and as Executive Vice President and Chief Financial Officer for Fairchild Industries, Inc. from 1982 to 1987. Earlier, he held various financial management positions at Textron Inc. He is also a director of Cooper Industries, Ltd. and serves as Chairman of the Board of Trustees of the College of Wooster, Wooster, Ohio.

A. THOMAS YOUNG, age 65 — Director since April 17, 1995.
Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master’s degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, and later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Pepco Holdings, Inc. and Science Applications Informational Corp. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society and a member of the National Academy of Engineering.

OTHER NOMINEES

      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

      For a nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2004 Annual Meeting such notice must have been received between December 16, 2003 and January 15, 2004 and for the 2005 Annual Meeting such notice must be received between December 27, 2004 and January 26, 2005. Each such notice must include:

•	the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC’s proxy regulations;

•	the proposed nominee’s written consent to serve as a director if elected;

•	the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominee; and

•	the number of shares of each class of Goodrich stock owned by such shareholder.

      No person nominated by a shareholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Review Committee of our Board of Directors has appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit our accounts with respect to our operations for the year 2004. Should Ernst & Young LLP be unable to perform these services for any reason, the Audit Review Committee will appoint other independent auditors to perform these services.

      Representatives of the firm of Ernst & Young LLP, our independent auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Fees to Independent Auditors for 2003 and 2002

      The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for 2003 and 2002:

	2003	2002

	(In millions)
Audit Fees	$3.9	$4.0
Audit-Related Fees	0.5	2.1
Tax Fees	1.5	3.8
All Other Fees	0.2	0.1

Total Fees	$6.1	$10.0

      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements for those years.

      Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees included fees for divestiture and acquisition assistance, employee benefit plan audits, and accounting consultation.

      Tax Fees. Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. Tax fees included fees for divestiture and acquisition assistance, international tax planning, domestic and foreign tax compliance and global expatriate tax services. A substantial portion of the tax compliance, tax advice and tax planning historically provided by Ernst & Young LLP is being transitioned to another major accounting firm, which accounts in part for the reduction in tax fees billed by Ernst & Young LLP in 2003.

      All Other Fees. All other fees consist of fees related to products and services, other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. All other fees included fees billed for global expatriate administrative services. These services, which were historically provided by Ernst & Young LLP, are being transitioned to another major accounting firm.

      None of the services represented by the fees set forth in the above table were provided in accordance with the “de minimus” exception to Audit Review Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Audit Review Committee Pre-Approval Policy

      The Audit Review Committee of our Board of Directors must review and pre-approve all audit and non-audit services performed by our independent auditors. In conducting such reviews, the Audit Review Committee will determine whether the provision of such services would impair the auditors’ independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Review Committee specifically provides for a different period.

      Pre-approval fee levels for all services to be provided by the independent auditors are established not less frequently than annually by the Audit Review Committee. In addition, any additional services separately approved by the Audit Review Committee must indicate an approved fee range or limit. Any service exceeding these levels requires separate approval. The Audit Review Committee is furnished with periodic reports identifying the spending for approved services.

      Requests or applications to provide services that require pre-approval by the Audit Review Committee are submitted by both the independent auditors and management and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. Detailed back-up documentation must be provided in connection with each request or application.

      The Audit Review Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Review Committee at its next scheduled meeting. The Audit Review Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management.

      The full text of the Audit Review Committee pre-approval policy is available on the corporate governance page of our Internet site at www.goodrich.com/governance.

Vote Required

      Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year 2004 will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting.

      The Board of Directors recommends that you vote FOR ratifying this appointment.

3. OTHER MATTERS

      Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY

      Pursuant to the New York Business Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.

Corporate Governance

      Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In 1995 the Board adopted its Guidelines on Governance, which address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, the Board has for many years had in place formal charters setting forth the powers and responsibilities of each of its standing committees.

      We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the New York Stock Exchange listing standards regarding corporate governance policies and processes. To the extent necessary, we have amended our Guidelines on Governance and committee charters to meet the new requirements.

      We maintain a corporate governance page (www.goodrich.com/governance) on our Internet site that includes key information about our corporate governance initiatives, including our Guidelines on Governance, the charters for our standing committees and our Business Code of Conduct.

Business Code of Conduct

      In 2003 our Board of Directors adopted our new Business Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business. The code applies to all directors, officers and employees of our company and its subsidiaries, as well as to agents and representatives doing business on our behalf. Our Business Code of Conduct, together with specific policies and procedures, outlines the behavior expected in carrying out their daily activities within appropriate ethical and legal standards. Our Business Code of Conduct is available on the corporate governance page of our web site at www.goodrich.com/governance. Shareholders may also obtain copies of the Business Code of Conduct by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

Board of Directors

      Our Board of Directors held eight meetings in 2003. All Directors attended more than 75% of the aggregate total number of meetings held in 2003 by the Board and the committees of the Board on which they served.

      We typically schedule a Board of Directors meeting in conjunction with our annual meeting of shareholders and expect that our Directors will attend absent a valid reason, such as a schedule conflict. Twelve of the thirteen individuals then serving as Directors attended our 2003 annual meeting of shareholders.

      Our non-management Directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by the Chairman of our Committee on Governance.

Director Independence; Audit Committee Financial Expert

      Our Board of Directors has determined that each of our Directors other than Mr. Larsen, and each of the members of our Audit Review Committee, Committee on Governance and Compensation Committee, has no material relationship with Goodrich (other than in his or her position as a Director) and is “independent” within the meaning of the New York Stock Exchange director independence standards and the director independence standards set forth in our Guidelines on Governance (which reflect exactly the New York Stock Exchange standards).

      The Board has also determined that each of the members of our Audit Review Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that at least one of the members of the Audit Review Committee, Mr. DeLoach, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

      The Board based these determinations primarily on a review of the responses of our Directors to questions regarding education, employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Board Committees

      Our Board of Directors has established five standing committees: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Committee on Governance and the Financial Policy Committee.

      The following table shows the current committee membership and the number of meetings each committee held in 2003.

Financial
	Executive	Audit Review	Compensation	Committee on	Policy
	Committee	Committee	Committee	Governance	Committee

Diane C. Creel			X		X
George A. Davidson, Jr.			X		X
Harris E. DeLoach, Jr.		X	X
James J. Glasser	X		X	Chairman
James W. Griffith		X	X
William R. Holland				X	Chairman
Marshall O. Larsen	Chairman
Douglas E. Olesen		X			X
Richard de J. Osborne		Chairman		X
Alfred M. Rankin, Jr.	X	X			X
James R. Wilson			Chairman	X
A. Thomas Young		X			X
Number of Meetings in 2003	0	10	6	2	5

      The following is a brief description of the duties of each committee. A more complete description of each committee’s functions is contained in its charter, which is available on the corporate governance page of our Internet site at www.goodrich.com/governance. Copies of the committee charters may be obtained by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217. The Audit Review Committee charter is included as Appendix B to this Proxy Statement.

      Executive Committee. The Executive Committee acts on behalf of our Board of Directors between regularly scheduled Board meetings. Our Guidelines on Governance state that it is the view of the Board that the Executive Committee will meet only when formal action is necessary and it is not feasible to convene a special meeting, in person or by telephone, of the full Board.

      Audit Review Committee. The Audit Review Committee assists our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. This committee has direct responsibility for the selection and appointment of our independent auditors.

      Compensation Committee. The Compensation Committee assists and makes recommendations to our Board of Directors regarding employee and executive compensation, and incentive, equity-based and benefit programs, including compensation for our Chief Executive Officer.

      Committee On Governance. The Committee on Governance assists our Board of Directors in identifying and recommending individuals to the Board for nomination as Board members, and in reviewing and assessing corporate governance guidelines.

      Financial Policy Committee. The Financial Policy Committee assists our Board of Directors in reviewing and monitoring our financial planning and financial structure.

Shareholder Communications with Directors

      Shareholders who wish to communicate with our Board of Directors, our non-management Directors as a group or any individual Director can do so by writing to them, c/o Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217. Our Secretary has been instructed by the Board to promptly forward all communications so received to the addressee or addressees.

Director Nominations

      Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders. The Board has delegated the screening process for new Directors to the Committee on Governance.

      Our Guidelines on Governance state that candidates nominated for election or re-election to our Board of Directors generally should meet the following qualifications:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance in Board membership can be achieved and maintained.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision-making.

•	Candidates should be willing to devote the required amount of time to the work of the Board and one or more of its committees. Candidates should be willing to serve on the Board over a period of several years to allow for the development of sound knowledge of our company and its principal operations.

•	Candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board.

      The Guidelines on Governance state that normally only the Chief Executive Officer should be an employee Director.

      When a vacancy exists on the Board, or when the Board determines to add an additional Director, the Committee on Governance seeks out appropriate candidates from various sources,

which may include other Directors as well as consultants and search firms to which we pay fees for their assistance in identifying and evaluating candidates. The Committee on Governance evaluates all candidates on the basis of the above qualifications and other criteria that may vary from time to time.

      The Committee on Governance does not have a formal policy on the consideration of director candidates recommended by shareholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.

      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who complies with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this Proxy Statement under the caption “Election of Directors — Other Nominees”.

Compensation of Directors

Annual Retainer and Meeting Fees

      During 2003 each of our non-management Directors received an annual retainer of $50,000, plus $1,500 for each Board and Board Committee meeting attended, except that the chairperson of a Committee received $2,500 for each meeting of that Committee attended. Management Directors receive no additional compensation for Board service.

Directors’ Deferred Compensation Plan

      During 2003, one half of the annual retainer was required to be deferred into a phantom Goodrich share account pursuant to the Directors’ Deferred Compensation Plan. The plan provides that amounts deferred into the account are paid out in shares of Common Stock following termination of service as a Director. Dividend equivalents accrue on all phantom shares credited to a Director’s account. Directors could elect to defer a portion or all of the remaining annual retainer and meeting fees into the phantom share account.

      The Directors’ Deferred Compensation Plan was amended in February 2004 to eliminate the mandatory deferral provisions of the plan. As a result, effective February 2004, the full annual retainer and meeting fees will be paid in cash unless the Director elects to make a deferral into the phantom share account.

Directors’ Phantom Share Plan

      In addition to the annual retainer and meeting fees, each non-management Director receives an annual grant of phantom shares under the Directors’ Phantom Share Plan equal in value to the then-current annual retainer. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares become fully vested at the earlier of five years from the date of grant, upon the Director’s termination of Board service after age 55, or upon a change in control of Goodrich as defined in our Stock Option Plan. Following termination of service as a Director, the cash value of the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).

      Prior to December 2003, the Directors’ Phantom Share Plan provided for a ten-year cap on awards to Directors and permitted only limited participation in the plan by Directors who also participate in the 1982 Directors’ Retirement Plan. In December 2003, the Directors’ Phantom Share Plan was amended to eliminate those restrictions.

Directors’ Retirement Plan

      Two of our non-management Directors (Messrs. Glasser and Rankin) participate in our 1982 Directors’ Retirement Plan, which was terminated in 1995. The plan provided that, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-management Director would be entitled to receive an annual amount equal to the annual retainer in effect at retirement. A retiring Director who had reached age 55 and served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the annual retainer in effect at retirement, plus 10% of such annual retainer for each additional year of service (rounded to the nearest whole year) up to ten. Under the transition provisions of the plan, Messrs. Glasser and Rankin are entitled to receive an annual amount under the plan equal to 100% and 70%, respectively, of the annual retainer in effect at retirement.

Other

      Non-management Directors are reimbursed for actual expenses incurred in the performance of their services as Directors and, in most instances, provided with travel via company-provided private aircraft to Board of Directors and committee meetings. We also maintain $275,000 in business travel accident insurance coverage for each of these Directors.

      During 2003, certain members of Mr. Holland’s family accompanied him during his business use of company-provided private aircraft. We estimate that the aggregate incremental cost to us in providing this benefit was approximately $18,400.

Indemnification; Insurance

      We indemnify our Directors and officers to the fullest extent permitted by the New York Business Corporation Law. This is required under our By-Laws, and we have also signed agreements with each of our Directors and some of our officers contractually obligating us to provide this indemnification to them.

      As authorized by the New York Business Corporation Law and our By-Laws, we have purchased insurance providing indemnification for Goodrich and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage. The insurance coverage was written by XL Capital, The Hartford, Royal & Sun Alliance, St. Paul Fire and Marine, Zurich American Insurance, Starr Express and Kemper Insurance Company, commencing June 19, 2001, for a three-year period, at a total premium cost of $2,861,000.

AUDIT REVIEW COMMITTEE REPORT

      The Audit Review Committee reviews Goodrich’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for Goodrich’s financial statements and the reporting process, including the system of internal controls.

      In this context, the Audit Review Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Review Committee that Goodrich’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Review Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The independent auditors discussed with the Audit Review Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      In addition, the Audit Review Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with the independent auditors the auditors’ independence from Goodrich and its management. The Audit Review Committee also considered whether the provision of non-audit services to Goodrich is compatible with maintaining the auditors’ independence.

      The Audit Review Committee discussed with Goodrich’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Review Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Goodrich’s internal controls, and the overall quality of Goodrich’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Goodrich’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Review Committee also appointed, subject to shareholder ratification, Goodrich’s independent auditors.

The Audit Review Committee

Richard de J. Osborne, Chairman
Harris E. DeLoach, Jr.
James W. Griffith
Douglas E. Olesen
Alfred M. Rankin, Jr.
A. Thomas Young

COMPENSATION COMMITTEE REPORT

Executive Compensation Philosophy

      The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with those of shareholders.

      This philosophy is supported by the following guiding principles for the Company’s compensation programs:

•	A significant portion of pay will be dependent on the Company’s annual and long-term performance including growth in shareholder value.

•	Compensation will include stock-based programs in order to link shareholder and executive interests and to encourage stock ownership by executives.

•	The Company intends to provide total compensation commensurate with performance — good performance resulting in superior compensation, and poor performance resulting in below average compensation levels compared to other companies.

      The Company’s compensation program consists of three elements: annual base salary, annual cash incentive compensation and long-term incentive compensation. To assist it in performing its duties, the Committee meets periodically with its own independent compensation consultant.

Competitive Labor Market

      The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers the pay levels and practices of a group of specific companies employing executives with comparable experience and skills as well as broad-based surveys of large industrial companies. In performing these comparisons, the Committee looks primarily at those companies comprising the different indices used in the cumulative total shareholder performance graph on page 29 of this Proxy Statement.

Base Salary

      The Company’s base salary policy is intended to ensure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee believes that the middle of the salary range for Company executives should be at the median base salary of comparable industrial companies. The Committee recommends to the Board of Directors the base salary for the Chairman and Chief Executive Officer and establishes the annual base salary for other Company officers at the level of senior vice president or higher.

Incentive Compensation

      Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide competitive awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types — annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual’s level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

      For 2003, the performance measures for the Company’s annual cash incentive programs were: (a) earnings before interest and taxes, adjusted for special items (“Adjusted EBIT”) (at the Company, segment and business unit level); (b) Free Cash Flow (at the Company level) which measures operating cash flow adjusted for cash payments related to special items, less capital expenditures; (c) operating cash flow (at the segment and business unit level); (d) Return on Invested Capital (“Adjusted ROIC”), defined as net income excluding special items, divided by the average invested capital (at the Company, segment and business unit level); and (e) individual and team goals. The term “special items” includes merger-related and consolidation costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other restructuring costs. Payouts relating to individual and team goals were made only if threshold performance was achieved on at least two financial performance measures at the Company, segment or business unit level, as appropriate for the individual.

      The performance measures for the 2003-2005 awards under the Company’s Long-Term Incentive Plan were Relative Total Shareholder Return (“RTSR”), which measures Goodrich stock performance against a peer group of aerospace companies, and Adjusted ROIC (measured at the Company level).

      The Committee continues to believe that Adjusted EBIT and Free Cash Flow at the Company level and operating cash flow at the business unit level are appropriate individual components for the annual cash incentive program. The Committee also believes that maintaining an individual and team goal component to support the Company’s performance management process is desirable. However, beginning in 2004, the Committee has eliminated Adjusted ROIC from the annual cash incentive program but maintained Adjusted ROIC at the Company level for the Long-Term Incentive Plan. The Committee believes that measuring a return on the Company’s average invested capital is more appropriate over a longer period of time rather than as both an annual measure and a long-term measure.

      Beginning in 2004, payouts for individual and team goals under the annual incentive program will be made only if threshold performance is achieved on at least one financial performance measure at the Company or business unit level, as appropriate for the individual.

      The Committee has also decided beginning in 2004 to measure the Company’s segment presidents’ annual cash incentive compensation at the Company level only and that its division presidents will be measured 50% at the Company level and 50% at the business unit level. The Committee believes that this change will align the management team’s focus on optimizing the overall value of the Company.

Annual Incentive Compensation

      An individual’s annual cash incentive compensation target under the Company’s Management Incentive Plan is expressed as a percentage of his or her salary, with the percentages of salary increasing with the level of the job. Incentive payments can range from 0% to 200% of target, based on the level of performance against the financial objectives.

      In 2003, Messrs. Burner and Larsen and seven other executive officers did not participate in the Management Incentive Plan. Instead, they participated in the Senior Executive Management Incentive Plan. For 2003, target annual incentive awards and financial objectives under the plan were established based on the same criteria as the Management Incentive Plan. Incentive payments under the plan can range from 0% to 200% of target, based on the level of performance against the financial objectives.

      As noted above, the performance measures used in 2003 in the Company’s Management Incentive Plan and Senior Executive Management Incentive Plan were Adjusted EBIT, Free Cash Flow, Adjusted ROIC and individual and team goals. The plan places various weightings on these measures depending upon a participant’s role in the Company and his or her scope of responsibility. For 2003, the performance factors and weightings under these plans were as follows:

	Chief	Senior		Segment	Business Unit
	Executive	Corporate	Corporate	Presidents	Presidents
Measures	Officer	Staff	Staff	& Staff	& Staff*

Company Adjusted EBIT	30%	27.5%	25%	15%
Company Free Cash Flow	30%	27.5%	25%	15%
Company Adjusted ROIC	25%	25%	25%	10%
Segment Adjusted EBIT				15%	10%
Segment Free Cash Flow				15%	10%
Segment Adjusted ROIC				10%	10%
Business Unit Adjusted EBIT					15%
Business Unit Free Cash Flow					15%
Business Unit Adjusted ROIC					15%
Individual and Team Goals	15%	20%	25%	20%	25%

*	Several Business Units use a weighting formula which varies somewhat from the weighting formula set forth in the table above.

Long-Term Incentive Compensation

      The Company’s long-term incentive compensation awards are made pursuant to the 2001 Stock Option Plan, which was approved by shareholders in April 2001. The 2001 Stock Option Plan is administered by the Compensation Committee and provides for a variety of equity-based forms of incentive compensation such as stock options, restricted stock and phantom performance shares. Historically, the Company’s long-term incentive compensation program for senior management has been split into two equal-value components: grants of stock options and grants of phantom performance shares with actual awards being paid in Goodrich common shares. In limited circumstances, the Committee granted restricted stock as part of an employee’s long-term incentive compensation. In late 2003 and early 2004, the Compensation Committee and Company management undertook a study to evaluate the appropriateness of the Company’s current long-term incentives. The Committee and management considered the dilutive effects of the Company’s outstanding stock option grants and reviewed surveys of similar programs at large industrial companies and various aerospace companies. They also reviewed the amount of grants and the number of participants in the Company’s various long-term incentive programs as compared to competitive peer data. The Committee also considered recent discussions of the Financial Accounting Standards Board relating to expensing stock options beginning in 2005.

      Based on the analysis and report of the Committee’s independent consultant, the Committee decided to make certain changes in long-term incentives design beginning January 1, 2004. The Committee has approved the following changes:

1. For the Company’s senior management, the long-term incentive value opportunity will be divided such that 40% will be in restricted stock, 30% in stock options and 30% in phantom performance shares. Restricted stock will be granted annually as long as the Company achieves an Adjusted ROIC at or above an appropriate level for the previous year. Restricted stock, once granted, will vest at the rate of 50% after three years, 25% after four years and the balance after five years from the date of grant. If a participant’s employment with the Company terminates prior to vesting for any reason other than death, disability or retirement, the unvested shares of Restricted Stock will be forfeited.

2. For the Company’s management level below senior management, the long-term incentive value opportunity will be divided such that 70% will be in restricted stock and 30% will be in stock options. The condition for granting restricted stock and the vesting and forfeiture terms of the restricted stock will be the same as those applicable to restricted stock issued to senior management.

3. Certain other key employees who had previously received grants of stock options will generally receive only restricted stock as their long-term incentive compensation. The vesting and forfeiture terms of the restricted stock will be the same as for senior management.

      With respect to selected senior executives, including the persons named in the Summary Compensation Table, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own evaluation of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendation of management in making the specific award within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. The factors considered in making the awards for the Chief Executive Officer are discussed below.

     Phantom Performance Shares

      In 2003, the Committee granted awards of phantom performance shares to 62 executives under the Company Long-Term Incentive Plan (“LTIP”). The Committee makes awards every year, based on overlapping three-year performance cycles. At the beginning of each three-year cycle, the Committee establishes the performance goals.

      For the 2003-2005 LTIP awards, the performance measures used were RTSR and Adjusted ROIC, equally weighted, for all participants.

      Grants are credited as phantom Performance Shares in a book account for each participant. Each phantom Performance Share is equivalent to one share of Goodrich common stock. Under the original terms of the grants, participants will be entitled to a payout of a specified number of shares at the end of each Plan cycle only if the threshold performance standard is met. The number of shares to be to be used in the calculation of the payout will range from 0% to 200% of the total phantom Performance Share account (including shares credited through dividend equivalents), based on the level of performance against the above financial objectives. In January 2004, the Committee approved a change to the outstanding phantom Performance Share grants to allow these prior grants to be paid in cash, rather than Goodrich common stock, upon the consent of participants. Beginning in 2004, all new LTIP grants will provide for payment in cash.

      Guidelines establish a target award of Performance Shares with the aggregate market value of the shares awarded based upon a percentage of salary depending upon the individual’s position level within the Company — the higher the position level the greater the percentage. The determination of whether to make an award is dependent upon the individual’s past performance and expectations of future performance.

      For the 2004-2006 LTIP awards, the Committee has approved grants of phantom performance shares using RTSR and Adjusted ROIC, equally weighted, for all participants.

     Stock Options

      The 2001 Stock Option Plan provides that stock options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the aggregate exercise price of the options granted as a percentage of salary — the higher the salary, the greater the percentage. In 2003, the Committee granted stock options to 312 employees. Prior to 2004, stock options granted to executive officers were immediately exercisable on the date of grant, while stock options to other employees generally vested uniformly over a three-year period. As a result of the recent study relating to long-term incentive compensation, the Committee has decided that all options granted in 2004 and beyond will vest in equal annual installments over a three-year period.

     Restricted Stock

      In 2003, a total of 58,603 shares of restricted stock were granted to 16 employees. These grants have a three-year vesting period. Beginning in 2005, grants of restricted stock to certain participants (who also receive a grant of stock options) will be contingent on Adjusted ROIC in the previous year meeting or exceeding a specified threshold level and the shares of restricted stock will have a vesting period of between 3 to 5 years, as described above. Grants of restricted stock to participants who do not receive a grant of stock options will not be subject to the ROIC condition, but will be subject to the same terms regarding vesting and forfeiture.

Stock Ownership Guidelines

      The Committee has endorsed a management recommendation establishing stock ownership guidelines for participants in the Long-Term Incentive Plan at a multiple of their base salary. The multiple varies from between .75 to 4 times salary, with the multiple increasing with one’s level within the Company. Individuals are given five years to achieve the target ownership levels. The Committee is currently reviewing these guidelines, in light of the new long-term incentive design, to ensure that the guidelines remain appropriate.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company and its shareholders but which may not qualify for tax deductibility under Section 162(m).

Chief Executive Officer

      The Board of Directors upon recommendation of the Compensation Committee determines compensation for the Chief Executive Officer.

      In recommending base salary for the Chief Executive Officer, the Committee took into account surveys of base compensation of chief executive officers of other major industrial and aerospace companies. The Committee also considered his leadership and key contributions to the overall financial performance of the Company, and the Company’s progress towards achieving important strategic objectives. With respect to incentive compensation, the performance guidelines for awards for the Chief Executive Officer and the actual performance targets are the same as for other corporate officers. The Committee and the Board of Directors used the same factors to make these awards as it did in determining the other elements of the Chief Executive Officer’s compensation.

      David L. Burner served as the Company’s Chief Executive Officer until April 15, 2003, when Marshall O. Larsen replaced him in accordance with the Company’s succession plan. Mr. Burner continued as the Company’s Chairman until his resignation from the Board on October 21,

2003, at which time Mr. Larsen was elected Chairman. Mr. Burner will continue to be employed by the Company until his retirement on April 30, 2004.

Mr. Burner

      Effective January 1, 2003, the Compensation Committee recommended, and the Board of Directors set, Mr. Burner’s annual base salary at $1,000,000.

      In 2003, Mr. Burner’s target annual incentive award and financial objectives under the Senior Executive Management Incentive Plan were established based on the same criteria as the Management Incentive Plan. For 2003 Mr. Burner’s target amount under the plan was 100% of base salary, and he received $772,995, or 77.3% of his target amount.

      In 2003, Mr. Burner received options to purchase 181,000 shares. During 2003, Mr. Burner was awarded 53,000 Performance Shares under the 2003-2005 Long-Term Incentive Plan.

Mr. Larsen

      Effective January 1, 2003, the Compensation Committee recommended, and the Board of Directors set, Mr. Larsen’s annual base salary at $665,000. His annual base salary was increased to $775,000 effective April 15, 2003.

      In 2003, Mr. Larsen’s target annual incentive award and financial objectives under the Senior Executive Management Incentive Plan were established based on the same criteria as the Management Incentive Plan. For 2003 Mr. Larsen’s target amount under the plan was 80% of base salary for the period of January 1, 2003 through April 14, 2003 and 100% of base salary for the period of April 15, 2003 through December 31, 2003, and he received $592,176, or 84.1% of his target amount.

      In 2003, Mr. Larsen received options to purchase 200,000 shares. During 2003, Mr. Larsen was awarded 50,000 Performance Shares under the 2003-2005 Long-Term Incentive Plan.

The Compensation Committee

James R. Wilson, Chairman
Diane C. Creel
George A. Davidson, Jr.
Harris E. DeLoach, Jr.
James J. Glasser
James W. Griffith

HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND

EXECUTIVE OFFICERS

      The following table contains information with respect to the number of shares of Common Stock beneficially owned by our Directors and Executive Officers as of January 31, 2004.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)	Class(3)

David L. Burner	995,096	*
John J. Carmola	160,485	*
Diane C. Creel	206	*
George A. Davidson, Jr.	5,000	*
Harris E. DeLoach, Jr.	1,000	*
James J. Glasser	2,000	*
James W. Griffith	700	*
John J. Grisik	235,106	*
William R. Holland	6,000	*
Marshall O. Larsen	680,762	*
Terrence G. Linnert	243,834	*
Douglas E. Olesen	1,086	*
Richard de J. Osborne	1,076	*
Alfred M. Rankin, Jr.	1,000	*
Ulrich Schmidt	181,636	*
James R. Wilson	7,692	*
A. Thomas Young	1,000	*
20 Directors and Executive Officers as a Group	3,067,024	2.55%

*	Less than 1%.

(1)	Includes the approximate number of shares of Common Stock credited to the individuals’ accounts in the Company’s Employees’ Savings Plan or similar plans of the Company’s subsidiaries. Includes shares not presently owned by the Executive Officers but which are subject to stock options exercisable within 60 days as follows: Mr. Burner, 768,530 shares; Mr. Carmola, 128,725 shares; Mr. Grisik, 181,304 shares; Mr. Larsen, 601,389 shares; Mr. Linnert, 200,030 shares; Mr. Schmidt, 161,499 shares; and all Executive Officers as a group, 2,403,433 shares. Also includes shares of restricted stock as to which the Executive Officers have sole voting but no investment power as follows: Mr. Burner, 15,400 shares; Mr. Carmola, 15,000 shares; Mr. Grisik, 15,400 shares; Mr. Larsen, 10,800 shares; Mr. Linnert, 4,200 shares; Mr. Schmidt, 3,700 shares; and all Executive Officers as a group, 90,380 shares. Excludes 150,143 shares not presently owned by Mr. Burner but which are subject to stock options exercisable within 60 days, as to which he does not have voting or investment power and disclaims beneficial ownership. All ownership is direct.

(2)	Each person has sole voting and investment power with respect to Common Stock beneficially owned by such person, except as described in note (1) above or as follows: Mr. Linnert has shared voting and investment power with his spouse with respect to 31,054 shares; Mr. Osborne has shared voting and investment power with his spouse with respect to 1,076 shares; and all Directors and Executive Officers as a group have shared voting and shared investment power with respect to 32,130 shares.

(3)	Applicable percentage ownership is based on 117,718,853 shares of Common Stock outstanding at January 31, 2004 (excluding 14,000,000 shares held by a wholly owned subsidiary).

BENEFICIAL OWNERSHIP OF SECURITIES

      The following table contains information known to us with respect to persons who are the beneficial owner of more than 5% of our Common Stock as of January 31, 2004.

      The table does not include information regarding shares of Common Stock held of record, but not beneficially, by the plan trustee under the Goodrich Corporation Employees’ Savings Plan and other Goodrich defined contribution plans. Participants have the power to vote and dispose of these shares. The plan trustee is required to vote shares as to which no voting instructions have been received in proportion to how shares for which voting instructions have been received are voted. At January 31, 2004, those plans held 7,572,445, or 6.43%, of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount	Percent of Class (1)

FMR Corp. (2)	15,289,136	12.99%
82 Devonshire Street
Boston, Massachusetts 02109
Barclays Global Investors, N.A. and related companies (3)	11,723,708	9.96%
45 Fremont Street
San Francisco, California 94105
AXA and related companies (4)	6,645,920	5.65%
25, avenue Matignon
75008 Paris, France

(1)	Applicable percentage ownership is based on 117,718,853 shares of Common Stock outstanding at January 31, 2004 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G/A filed with the SEC on February 17, 2004 by FMR Corp., a parent holding company, Edward C. Johnson 3d (Chairman of FMR Corp.), and Abigail P. Johnson (a director of FMR Corp.). According to the Schedule 13G: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 13,971,290 shares (including 7,078,900 shares held by Equity-Income II), as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Fidelity Funds”); (ii) Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,317,163 shares as a result of its serving as investment manager of certain institutional accounts; and (iii) Strategic Advisers, Inc. (“SAI”), a wholly owned subsidiary of FMR Corp. that provides investment advisory services to individuals, is the beneficial owner of 683 shares. Each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds, has sole dispositive power as to the 13,971,290 shares owned by the Fidelity Funds. Each of Edward C. Johnson 3d and FMR Corp., through its control of FMTC, has sole voting and dispositive power as to the 1,317,163 shares owned by institutional accounts managed by FMTC. FMR Corp.’s beneficial ownership also includes the 683 shares beneficially owned through SAI. The address of each of these persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	This information is based on a Schedule 13G filed with the SEC on February 17, 2004 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, California 94105, Barclays Global Investors Ltd., Murray House, 1 Royal Mint Court, London, England EC3N 4HH; and Barclays Capital Securities Limited, 5 The North Colonmade, Canary Wharf, London, England E14 4BB. The above described persons reported voting and dispositive power as of December 31, 2003 as follows: (a) Barclays Global Investors, N.A. reported beneficial ownership of 9,782,299 shares and sole voting and dispositive power as to 8,532,468 shares; (b) Barclays Global Fund Advisors reported beneficial ownership of 387,319 shares and sole voting and dispositive power as to 384,277 shares; (c) Barclays Global Investors, Ltd. reported sole voting and dispositive power as to 1,551,045 shares; and (d) Barclays Capital Securities Limited reported sole voting and dispositive power as to 3,045 shares.

(4)	This information is based on a Schedule 13G/A filed with the SEC on February 10, 2004 by AXA, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, and the Mutuelles AXA as a group as follows: AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 370, rue Saint Honore, 75001 Paris, France; and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002 Paris, France. The above described persons reported voting and dispositive power as of December 31, 2003 as follows: (a) AXA, AXA Financial, Inc. and the Mutuelles AXA as a group each reported no voting or dispositive power; (b) AXA Rosenberg Investment Management LLC, a subsidiary of AXA, reported sole voting power as to 400 shares and shared dispositive power as to 400 shares; (c) Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., reported sole voting power as to 4,953,402 shares, shared voting power as to 236,528 shares and sole dispositive power as to 6,629,495 shares; and (d) The Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc., reported sole voting power as to 425 shares and sole dispositive power as to 16,025 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards		Payout

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
				Compensation	Awards	Options/	Payout	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(3)	($)(4)	SARs(#)	($)(5)	($)(6)

Marshall O. Larsen	2003	742,846	592,176	101,306	–0–	200,000	115,622	47,117
Chairman, President and	2002	665,000	266,000	29,819	279,000	67,820	854,345	52,050
Chief Executive Officer	2001	600,000	202,500	388,060	22,320	67,820	–0–	80,647
David L. Burner(1)	2003	1,000,000	772,995	147,387	–0–	181,000	212,702	127,948
Former Chairman and	2002	1,000,000	500,000	131,769	–0–	146,074	1,252,261	120,659
Chief Executive Officer	2001	950,000	41,800	163,759	429,660	146,074	–0–	198,420
Terrence G. Linnert	2003	430,000	234,920	24,730	–0–	43,000	57,655	63,344
Executive Vice President,	2002	415,000	134,875	27,812	–0–	36,519	314,444	63,600
Human Resources and	2001	400,000	11,440	24,430	117,180	36,519	–0–	88,044
Administration, and General Counsel
Ulrich Schmidt	2003	415,000	237,515	35,701	–0–	41,500	18,834	25,517
Executive Vice President	2002	400,000	130,000	18,005	–0–	36,519	65,926	25,623
and Chief Financial Officer	2001	350,000	10,010	17,680	103,230	36,519	–0–	33,021
John J. Grisik(2)	2003	410,000	160,000	27,036	218,700	40,000	22,975	61,985
Vice President and	2002	395,000	298,454	24,979	–0–	34,641	296,423	61,655
Segment President, Airframe Systems
John J. Carmola(2)	2003	345,000	194,548	19,355	218,700	34,000	12,724	24,788
Vice President and	2002	330,000	138,600	17,655	–0–	29,424	224,739	40,994
Segment President, Engine Systems

(1)	Mr. Larsen replaced Mr. Burner as Chief Executive Officer in April 2003 and as Chairman in October 2003. Mr. Burner will continue to be employed by us in a non-executive officer capacity until his retirement in April 2004.

(2)	Messrs. Grisik and Carmola became executive officers in February 2002.

(3)	Represents reimbursement for (i) payment of taxes relating to personal benefits and (ii) personal benefits, if such benefits were equal to or more than $50,000 or 10% of an officer’s salary and bonus.

The 2003 amount for Mr. Larsen includes $28,201 for personal use of corporate aircraft and $17,960 for automobile expenses. The 2001 amount shown for Mr. Larsen includes $162,423 for moving and relocation expenses. The 2003, 2002 and 2001 amounts for Mr. Burner include $47,206, $39,364 and $66,839, respectively, for personal use of corporate aircraft.

(4)	The 2003 amount for Messrs. Grisik and Carmola represents the value as of the date of grant (April 15, 2003) of special restricted stock awards with a three-year vesting period. The 2002 amount for Mr. Larsen represents the value as of the date of grant (February 19, 2002) of a special restricted stock award with a three-year vesting period. The 2001 amounts for Messrs. Larsen, Burner, Linnert and Schmidt represent the value as of the date of grant (February 19, 2002) of discretionary annual incentive compensation awards earned in 2001 that were paid in restricted stock with a three-year vesting period. Dividends are paid on restricted stock as and when dividends are paid on Common Stock.

The number and market value of shares of restricted stock held by these persons as of December 31, 2003 (based on a closing price of $29.69 per share on December 31, 2003) were: Mr. Larsen (10,800 and $320,652); Mr. Burner (15,400 and $457,226); Mr. Linnert (4,200 and $124,698); Mr. Schmidt (3,700 and $109,853); Mr. Grisik (15,400 and $457,226) and Mr. Carmola (15,000 and $445,350).

(5)	LTIP payouts for 2003 represent the fair market value of the Common Stock issued in connection with the payout of the 2000-2002 Long-Term Incentive Plan. LTIP payouts for 2002 represent the fair market value of the Common Stock issued in connection with the payout of the 2000-2001 Long-Term Incentive Plan.

(6)	Includes for 2003: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $47,117; Mr. Burner, $72,692; Mr. Linnert, $26,445; Mr. Schmidt, $25,517; Mr. Grisik, $35,411; and Mr. Carmola, $23,045; and (b) premiums paid on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: Mr. Burner, $55,256; Mr. Linnert, $36,899; Mr. Grisik, $26,574; and Mr. Carmola, $1,743.

Includes for 2002: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $52,050; Mr. Burner, $64,883; Mr. Linnert, $26,701; Mr. Schmidt, $25,623; Mr. Grisik, $34,782; and Mr. Carmola, $39,251; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: Mr. Burner, $55,776; Mr. Linnert, $36,899; Mr. Grisik, $26,873; and Mr. Carmola, $1,743.

Includes for 2001: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $80,647; Mr. Burner, $141,681; Mr. Linnert, $48,488; and Mr. Schmidt, $33,021; and (b) premiums paid by the Company on behalf of the named individuals pursuant to the Company’s “split dollar” insurance program in the following amounts: Mr. Burner, $56,739; and Mr. Linnert, $39,556.

Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of				Potential Realizable Value at Assumed
	Securities	% of Total			Annual Rates of Stock Price Appreciation
	Underlying	Options/SARs			for
	Options/SARs	Granted to	Exercise or		Option Term
	Granted	Employees in	Base Price	Expiration
Name	(# of Shares)	Fiscal Year	($/Sh)	Date	0% ($)	5% ($)	10% ($)

Mr. Larsen	100,000	4.22	18.76	1/2/13	–0–	1,180,004	2,988,468
	100,000	4.22	14.29	4/15/13	–0–	898,841	2,276,397
Mr. Burner	181,000	7.63	18.76	1/2/13	–0–	2,135,807	5,409,127
Mr. Linnert	43,000	1.81	18.76	1/2/13	–0–	507,402	1,285,041
Mr. Schmidt	41,500	1.75	18.76	1/2/13	–0–	489,702	1,240,214
Mr. Grisik	40,000	1.69	18.76	1/2/13	–0–	472,002	1,195,387
Mr. Carmola	34,000	1.43	18.76	1/2/13	–0–	401,201	1,016,079
All Optionees	2,371,029	100.00	(1)	(1)	–0–	27,814,186	70,441,968
All Shareholders	N/A	N/A	N/A	N/A	–0–	2,198,522,145	5,567,958,309
Optionee Gain as % of all Shareholder Gain(2)	N/A	N/A	N/A	N/A	–0–	1.27%	1.27%

(1)	Options were granted under our stock option plan throughout 2003 with various vesting schedules and expiration dates through the year 2013. The weighted average exercise price of all options granted to optionees in 2003 was $18.65.

(2)	Based on a closing price of $29.69 per share on December 31, 2003 and a total of 117,725,353 shares of Common Stock outstanding (excluding 14,000,000 shares held by a wholly owned subsidiary).

     All options were granted with an exercise price equal to 100% of the Fair Market Value (as defined in the plan) on the date of grant and, in the case of options granted to our elected officers, were immediately exercisable. Options granted to other employees vest in equal annual installments over a three-year period.

      The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

      The options granted to our executive officers include limited stock appreciation rights that generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a “change in control”, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations are approved by our shareholders where the existing shareholders will not retain at least 70% of the voting securities of the surviving entity.

Aggregated Option/ SAR Exercises In Last Fiscal Year And FY-End Option/ SAR Values

			Number of
			Securities
			Underlying
			Unexercised	Value of Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/ SARs
			(# of Shares)	at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	On Exercise(#)	($)	Unexercisable	Unexercisable

Mr. Larsen	6,886	52,241	601,389 / 0	3,405,915 / 0
Mr. Burner	6,261	65,414	768,530 / 0	3,386,318 / 0
Mr. Linnert	-0-	-0-	200,030 / 0	808,119 / 0
Mr. Schmidt	1,033	9,307	161,499 / 0	703,315 / 0
Mr. Grisik	3,600	32,110	161,646 / 31,156	680,774 / 103,330
Mr. Carmola	-0-	-0-	111,523 / 27,233	502,177 / 87,768

(1)	Based on a closing price per share of $29.69 on December 31, 2003.

Long Term Incentive Plans — Awards In Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	or Other	Non-Stock Price-Based Plans(1)
	Shares, Units	Period Until
	Or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)	Payout	# Shares	# Shares	# Shares

Mr. Larsen	50,000	3 years	-0-	50,000	100,000
Mr. Burner	53,000	3 years	-0-	53,000	106,000
Mr. Linnert	12,750	3 years	-0-	12,750	25,500
Mr. Schmidt	12,750	3 years	-0-	12,750	25,500
Mr. Grisik	11,500	3 years	-0-	11,500	23,000
Mr. Carmola	11,000	3 years	-0-	11,000	22,000

(1)	The plan provides that payouts will be based on the Company’s Relative Total Shareholder Return and Return on Invested Capital over the performance period indicated. At the end of the performance period, each participant will earn a cash payout only if the threshold performance standard is exceeded. The cash payout to be received will range from 0% to 200% of the value of the total phantom Performance Share account (including shares credited through dividend equivalents), based on the level of performance against the financial objectives.

Retirement Pensions

      We have in effect a pension plan for salaried employees that provides pensions payable at retirement to each eligible employee. The plan makes available a pension that is paid from funds provided through contributions by us and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee’s pension depends on a number of factors including (i) Final Average Earnings (“FAE”) for the highest 48 consecutive months of an employee’s earnings during the employee’s last ten years of service and (ii) years of credited service to the Company.

      The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. The current plan formula, which became effective as of January 1, 1989, generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, may receive an additional pension credit of up to 4 years. Benefits become vested after five years of service.

      The chart does not include amounts payable to Messrs. Larsen, Burner, Linnert, Schmidt, Grisik and Carmola under a non-qualified supplemental plan that is funded in part with life insurance policies. Under this non-qualified plan, the executives earn an additional benefit equal to 1.6 percent of FAE for each of their first 15 years of participation in the non-qualified plan. As of December 31, 2003, the accrued additional benefits per year were as follows: Mr. Larsen, $138,586; Mr. Burner, $428,564; Mr. Linnert, $60,354; Mr. Schmidt, $25,905; Mr. Grisik, $42,791; and Mr. Carmola, $32,357.

PENSION PLAN TABLE

Final	Years of Credited Service
Average
Earnings	5	10	15	20	30	40

250,000	$18,959	$37,917	$56,876	$75,834	$113,752	$147,085
300,000	$22,959	$45,917	$68,876	$91,834	$137,752	$177,960
350,000	$26,959	$53,917	$80,876	$107,834	$161,752	$208,835
400,000	$30,959	$61,917	$92,876	$123,834	$185,752	$239,710
450,000	$34,959	$69,917	$104,876	$139,834	$209,752	$270,585
500,000	$38,959	$77,917	$116,876	$155,834	$233,752	$301,460
600,000	$46,959	$93,917	$140,876	$187,834	$281,752	$363,210
700,000	$54,959	$109,917	$164,876	$219,834	$329,752	$424,960
800,000	$62,959	$125,917	$188,876	$251,834	$377,752	$486,710
900,000	$70,959	$141,917	$212,876	$283,834	$425,752	$548,460
1,000,000	$78,959	$157,917	$236,876	$315,834	$473,752	$610,210
1,100,000	$86,959	$173,917	$260,876	$347,834	$521,752	$671,960
1,200,000	$94,959	$189,917	$284,876	$379,834	$569,752	$733,710
1,300,000	$102,959	$205,917	$308,876	$411,834	$617,752	$795,460
1,400,000	$110,959	$221,917	$332,876	$443,834	$665,752	$857,210
1,500,000	$118,959	$237,917	$356,876	$475,834	$713,752	$918,960
1,600,000	$126,959	$253,917	$380,876	$507,834	$761,752	$980,710
1,700,000	$134,959	$269,917	$404,876	$539,834	$809,752	$1,042,460
1,800,000	$142,959	$285,917	$428,876	$571,834	$857,752	$1,104,210

(1)	FAE includes salary, certain incentive payments including annual cash bonuses and certain restricted stock awards in lieu of cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 2003, FAE for Messrs. Larsen, Burner, Linnert, Schmidt, Grisik and Carmola were as follows: Mr. Larsen, $1,071,542; Mr. Burner, $1,785,685; Mr. Linnert, $612,252; Mr. Schmidt, $498,171; Mr. Grisik, $628,971; and Mr. Carmola, $538,791.

(2)	In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3)	As of December 31, 2003, Messrs. Larsen, Burner, Linnert, Schmidt, Grisik and Carmola had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): Mr. Larsen, 26.4624 years; Mr. Burner, 24.0000 years; Mr. Linnert, 6.1611 years; Mr. Schmidt, 9.5194 years; Mr. Grisik, 12.0430 years; and Mr. Carmola, 7.6532 years.

(4)	Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

Compensation and Benefits Arrangements with Mr. Burner

      In accordance with its management succession plan, the Board of Directors elected Mr. Larsen as Chief Executive Officer at its April 15, 2003 meeting. The Board of Directors elected Mr. Larsen to the position of Chairman of the Board at its October 2003 meeting, at which time Mr. Burner resigned his position as a member of the Board of Directors. Mr. Burner continues to be employed by us until his retirement on April 30, 2004.

      The Board of Directors has informed Mr. Burner of his compensation and benefits arrangements for the period beginning January 1, 2003 through his retirement on April 30, 2004. During this time period, Mr. Burner’s compensation and benefits will remain at 2002 levels. However, he will not be eligible to receive stock option and long-term incentive plan awards in 2004. We will provide him with office space and administrative support outside our headquarters for a period of three years after his retirement.

Management Continuity Agreements

      In 1984 we first entered into management continuity agreements (the “Agreements”) with certain employees, which include all of the current and former executive officers named in the Summary Compensation Table. Presently there are 19 Agreements in effect.

      The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employment agreements and do not provide any assurance of continued employment unless there is a “change in control.” They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases.

      If we or our successor terminate the individual’s employment for reasons other than “cause” or the individual voluntarily terminates his or her employment for a “good reason” (in each case as defined in the Agreements), the individual would be entitled to:

•	a lump sum cash payment equal to one-twelfth of the individual’s annualized base salary in effect immediately prior to termination, multiplied by the number of months in such individual’s Payment Period. As used in the Agreement, “Payment Period” means 36 months in the case of Messrs. Larsen, Burner, Linnert, Schmidt, Grisik and Carmola and six other individuals and 24 months in the case of the other seven individuals;

•	a lump sum cash payment equal to one-twelfth of the greater of the individual’s most recent annual bonus or the individual’s “target incentive amount” under our management incentive program, multiplied by a factor equal to the number of months in the individual’s Payment Period;

•	an accelerated payout of outstanding awards under our Long-Term Incentive Plans;

•	continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements during the Payment Period;

•	a cash payment equal to the sum of the number of stock options in the last annual grant of stock options by us to the individual, multiplied by the number of years in the

Payment Period, multiplied by the calculated market value of our Common Stock on the date of the stock option grant, multiplied by a factor used by us in valuing fully vested stock options with a 10-year life in our most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years; and

•	in addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment at retirement in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated additional years of continuous service under such plans equal in length to the Payment Period.

      The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

Executive Stock Purchase Program

      In September 2001 we adopted an Executive Stock Purchase Program (the “Program”) to encourage direct, long-term ownership of our Common Stock by our senior executives. Under the Program, the executives may use the proceeds of personal full-recourse bank loans to purchase our Common Stock in open market or negotiated transactions with independent parties. Each of the loans has a maturity date of September 30, 2006, with the exception of one loan to a former officer that matures on March 31, 2005. The loans bear interest at a rate equal to the London Interbank Offered Rate for one-month U.S. Dollar deposits (“LIBOR”) plus 0.50%. We have agreed to guarantee the loans in the event of default, but have recourse to the executives if we incur a loss under the guarantee. Participants in the Program are fully liable for any losses, as well as for the repayment of the loans when they come due. Seven of the ten persons serving as executive officers during 2003 and five other present or former officers participated in the Program in 2003.

      The Program was suspended effective August 16, 2002, and no further loans may be made under the Program. None of the loans has been modified since we suspended the Program.

      The following table sets forth information regarding these loans.

	Largest Aggregate
	Amount Outstanding
	At Any Time	Principal Balance at
Name	During 2003 ($)	February 29, 2004 ($)

Mr. Larsen	1,335,974	0
Mr. Burner	3,000,000	3,000,000
Mr. Linnert	562,514	270,208
Mr. Huggins	1,991,219	716,768
Mr. Lee	363,403	0
Mr. Carmola	151,680	0
Mr. Grisik	185,988	0
Five other present or former officers	1,757,512	1,257,832

Total	9,348,290	5,244,808

CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPH

      Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for our Common Stock with the similar returns for the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Aerospace & Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1998 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days that are the last trading days of calendar years 1999 through 2003. Past performance is not necessarily indicative of future performance.

	Base
	Period
Company/Index	Dec98	Dec99	Dec00	Dec01	Dec02	Dec03

GOODRICH CORP	100	79.29	108.24	81.91	61.10	102.93
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 AEROSPACE & DEFENSE	100	101.71	127.52	104.91	99.52	122.50

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16 of the Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of such reports and representations from our Directors and executive officers, we believe that during 2003 all such reports were filed on a timely basis except that, due to a series of administrative oversights, each of Mr. Carmola, Ms. Egnotovich and Mr. Grisik were late in filing a Form 4 to report a restricted stock award, Mr. Larsen was late in filing a

Form 4 to report a stock option award, and each of Ms. Egnotovich, Mr. Grisik and Mr. Schmidt were required to amend a Form 4 to correct a reporting error with respect to the payout of a long-term incentive plan award. The appropriate filings were made by these persons promptly following discovery of the error.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Under Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2005 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices by November 11, 2004. We suggest that such proposals be sent by certified mail, return receipt requested.

      Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.

      For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2004 Annual Meeting such notice must have been received between December 16, 2003 and January 15, 2004 and for the 2005 Annual Meeting such notice must be received between December 27, 2004 and January 26, 2005. Each such notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Goodrich stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.

      See Appendix A for the full text of the relevant section of the By-Laws.

      This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors

Alexander C. Schoch
Secretary

Dated March 12, 2004

PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

BY-LAWS

ARTICLE I, SECTION 10

      SECTION 10.(A)     Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

      (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

      (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

A-1

      (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

      (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

      (2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

A-2

APPENDIX B

GOODRICH CORPORATION

BOARD OF DIRECTORS
AUDIT REVIEW COMMITTEE CHARTER
(Amended through February 2004)

      1.     Audit Review Committee.

      There shall be a Committee of the Board of Directors to be known as the Audit Review Committee (the “Committee”).

      2.     Purpose.

      The Committee is appointed by the Board to assist the Board in its oversight function by monitoring the (1) integrity of the Company’s financial statements, (2) independent auditor’s qualifications and independence, (3) performance of the Company’s internal audit function and independent auditor, and (4) the Company’s compliance with legal and regulatory requirements.

      3.     Duties and Responsibilities.

      In carrying out its purpose, the Committee has the following duties and responsibilities:

(a) Review and reassess the adequacy of this Charter at least annually, and recommend any proposed changes to the Committee on Governance and the Board of Directors for approval;

(b) Make regular reports to the Board of Directors, and perform an annual review and evaluation of the Committee’s performance;

(c) Prepare and approve the Committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement;

(d) Have the sole authority to select annually and replace the independent auditor of the Company;

(e) Be directly responsible for the compensation and oversight of the work of the independent auditor of the Company for the purpose of preparing or issuing an audit report or related work, including resolution of disagreements between management and the independent auditor regarding financial reporting;

(f) Provide review and oversight of the independent auditor of the Company, as follows:

(1) Evaluate on an annual basis the qualifications, performance and independence of the independent auditor;

(2) Obtain and review a report by the independent auditor describing: (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company;

(3) Review and evaluate the lead partner of the independent auditor team;

(4) Assure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law;

(5) Establish policies for the Company’s hiring of employees or former employees of the independent auditor who participated in the audit of the Company;

(6) Present its conclusions with respect to the independent auditor to the Board and recommend, if necessary, that the Board of Directors take certain actions to satisfy itself of the auditor’s independence;

(g) Review and discuss with management and the independent auditor the quarterly financial statements of the Company prior to the filing of the Company’s Quarterly Report on Form 10-Q, including review and discussion of disclosures made in management’s discussion and analysis and the results of the independent auditor’s review of the quarterly financial statements;

(h) Review and discuss with management and the independent auditor the audited annual financial statements of the Company and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, including review and discussion of disclosures made in management’s discussion and analysis and the results of the independent auditor’s review of the audited annual financial statements;

(i) Review and discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

(j) Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies;

(k) Review and discuss required quarterly reports from the independent auditor, including: (1) critical accounting policies and practices to be used; (2) alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and, (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

(l) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements;

(m) In coordination with the Financial Policy Committee, discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(n) Review annually with the Vice President — Internal Audit the planning, staffing and proposed scope of the corporate internal audit department activities, and review annually the results of the audit examinations;

(o) Review annually with the independent auditor the planning, staffing, and proposed scope of the audit; and review annually the results of the audit examinations;

(p) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including discussion of any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

(q) Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

(r) Oversee the Company’s legal and compliance matters as follows:

(1) Obtain from the independent auditor assurance that Section 10A(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) has not been implicated;

(2) Obtain and review reports regarding the Company’s policies and procedures for compliance with applicable laws and regulations and with the Company’s Business Code of Conduct, and report to the Board with respect thereto;

(3) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

(4) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies; and

(5) Review and discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements, as well as legal, compliance, litigation or claim matters that involve financial reporting or SEC compliance;

(s) Review the Company’s system of internal accounting controls with management, the Vice President — Internal Audit, and the independent auditor, and maintain open communications with respect thereto; and,

(t) Review such other matters in relation to the accounting, auditing, financial reporting and related compliance practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review and oversight functions described above.

While the Committee has the duties and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in compliance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor.

      4.     Independent Auditor.

      The independent auditor of the Company shall report directly to the Committee. The Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, terminate and replace the independent auditor. The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit.

      5.     Composition.

      The Committee shall consist of not less than three members of the Board of Directors who shall be appointed by the Board of Directors on the recommendation of the Committee on Governance. The Board may remove and replace Committee members. Each member of the Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

      6.     Meetings.

      The Committee shall meet as often as it determines necessary or appropriate, but not less frequently than once each quarter, at such times and places as it shall determine. It shall cause the action taken at such meetings to be recorded, and shall report to the full Board with respect to its meetings. A majority of the members of the Committee shall constitute a quorum. In the absence of the Chair, the Committee will designate an acting Chair, who shall preside. The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

      The Committee shall meet separately, periodically, with management, the internal auditor, and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      7.     Consultants.

      The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

      8.     Policies and Guidelines

      The Committee may from time to time adopt guidelines or policies to assist in the discharge and performance of its duties and responsibilities hereunder or under applicable law.

March 12, 2004

To our Shareholders:

The Annual Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on Tuesday, April 27, 2004, at 10:00 A.M.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2003 annual report electronically at our website, www.goodrich.com.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors and the proposal to ratify the appointment of Ernst & Young LLP as independent auditors. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.goodrich.com on April 28.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

/s/ Marshall O. Larsen

Marshall O. Larsen
Chairman, President and
Chief Executive Officer

GOODRICH CORPORATION
P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes Marshall O. Larsen and Alexander C. Schoch, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 27, 2004, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR Proposals 1 and 2.

     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and certain other plans as listed on page 1 of the proxy statement.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203.

GOODRICH CORPORATION P.O. BOX 11054 NEW YORK, N.Y. 10203-0054

(Continued, and to be signed and dated, on reverse side.)

Two New Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day – 7 Days a Week It’s Fast and Convenient

INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/grc			1-888-216-1364
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy
1-888-216-1364 CALL TOLL-FREE TO VOTE

GOODRICH’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON GOODRICH’S WEBSITE: http://www.goodrich.com

•    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE TELEPHONE OR INTERNET    •

☐	Sign, Date and Return this Voting Instruction Card Promptly Using the Enclosed Envelope	☒ Votes MUST be indicated (x) in Black or Blue ink

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

     1.     ELECTION OF DIRECTORS

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	To include any comments, please mark this box.	☐
						To change your address, please mark this box.	☐

01 – Diane C. Creel, 02 – George A. Davidson, Jr., 03 – Harris E. DeLoach, Jr.,
04 – James J. Glasser, 05 – James W. Griffith, 06 – William R. Holland, 07 – Marshall O. Larsen,
08 – Douglas E. Olesen, 09 – Alfred M. Rankin, Jr., 10 – James R. Wilson and 11 – A. Thomas Young.
INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions”
box and write that nominee’s name on the space provided below.						If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box.	☐
*EXCEPTIONS

		FOR	AGAINST	ABSTAIN	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2004.	☐	☐	☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.
Date	Share Owner sign here	Co-Owner sign here